UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2016

CLEANTECH SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in Charter)

Nevada	001-34591	90-0648920
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road

Qianzhou Village, Huishan District, Wuxi City

Jiangsu Province, People’s Republic of China

(Address of Principal Executive Offices)

(86) 51083397559

(Registrant’s Telephone number)

Copies to:

Asher S. Levitsky PC

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105-0302

Phone: (212) 370-1300

Fax: (646) 895-7182

E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 26, 2016, Wuxi Huayang Dyeing Machinery Co., Ltd. (“Dyeing”), a variable interest entity whose financial statements are included in the Company’s consolidated financial statements, and Xue Miao, an unrelated individual, formed Wuxi Shengxin New Energy Engineering Co., Ltd. (“Shengxin”), a limited liability company organized under the laws of the PRC, pursuant to an agreement dated December 23, 2016.  The agreement sets forth general terms relating to the proposed business, but does not set forth specific funding obligations for either party. Dyeing is the entity that operates the Company’s dyeing and finishing equipment segment.

Dyeing has agreed to invest RMB 60,000,000 (approximately $8,640,000) and has already invested RMB 59.8 million (approximately $8,611,000), for which it received a 30% interest, and Mr. Xue has a commitment to invest RMB 140,000,000 (approximately $20.2 million), of which Mr. Xue has contributed RMB 20,000,000 (approximately $2.9 million), for which Mr. Xue received a 70% interest in Shengxin. Shengxin’s registered capital is RMB 200 million (approximately $28.8 million). Mr. Xue has advised Dyeing that he anticipates that he will fund the balance of his RMB 140,000,000 (approximately $20.2 million) commitment during the first half of 2017. If Mr. Xue does not make this payment by the end of 2017, Dyeing will have the right to amend the contract, and both parties will adjust each sides’ equity interest to reflect the amount of capital each side has actually invested.

Shengxin intends to develop, construct and maintain photovoltaic power generation projects, known as solar farms, in China, mainly in the provinces of GuiZhou and YunNan. At December 31, 2016, Shengxin had not yet commenced operations.

The solar farm industry is China is subject to significant government regulation. In order to construct and operate solar farms in China, it is necessary to obtain a permit for a specific location, to obtain leasehold rights to a significant amount of contiguous land parcels in provinces where there is significant sunlight for most of the year to support a solar farm and to have an agreement to connect with the local grid. The development of solar farms requires significant funding, which, if financing is not available, would have to be provided by Dyeing and Mr. Xue. There are no agreements relating to the funding obligations of either Dyeing or Mr. Xue with respect to any specific project. Shengxin anticipates that to the extent that it obtains permits for solar farms, it will form a new subsidiary for the sole purpose of obtaining the permit for a specific location and constructing the solar farm at that location. The nature of the parties’ respective investments and the respective equity interest in any solar farm project will be determined on a case-by-case basis. To the extent that Mr. Xue develops the project he may receive an equity interest in the project greater than the percentage of his equity investment, with the specific amount being subject to mutual agreement of the parties.

The Company’s investment in Shengxin is subject to a high degree of risk. The Company cannot give any assurance that Shengxin will be able to obtain any permits, raise any required funding, develop and operate or sell any solar farms or operate profitably or that Dyeing will have the resources to provide any funds that may be required in order to fund any solar farm projects for which Shengxin may obtain permits. There may be a significant delay between the time funds are advanced for any project and the realization of revenue or cash flow from any project.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	English translation of cooperative development agreement for solar PV farms December 23, 2016 between Wuxi Huayang Dyeing & Finishing Machinery Co., Ltd. and Xue Miao.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2017	Cleantech Solutions International, Inc.

	By:	/s/ Jianhua Wu
Jianhua Wu
Chief Executive Officer

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